Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.8 to the Form F-1 Registration Statement of Jianzhi Education Technology Group Company Limited, of our report dated March 28, 2022, with respect to the consolidated balance sheets of Jianzhi Education Technology Group Company Limited as of December 31, 2020 and 2021, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 28, 2022